Exhibit 99.1

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of August 21, 2012 (this “Agreement”), is entered into among MAI Holdings, Inc., a Delaware corporation (“Parent”), and each of the Persons listed on Schedule 1 hereto (each, a “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, MAI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Presstek, Inc., a Delaware corporation (the “Company”)), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date of this Agreement, each Stockholder is the Beneficial Owner (as hereinafter defined) of the number of outstanding shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) set forth opposite such Stockholder’s name on Schedule 1 hereto;

WHEREAS, the Company’s Board of Directors has resolved to recommend the approval of the adoption of the Merger Agreement (the “Company Board Recommendation”) at a meeting of the Company’s stockholders to be held for the purpose of approving the Merger Agreement (the “Company Stockholders Meeting”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL

Section 1.1     Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

(a)           “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any Stockholder.

(b)           “Beneficial Ownership” by a Person of any security, means, ownership by such Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person:  (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.  The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(c)           “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(d)           “Covered Shares” means, with respect to a Stockholder, the Existing Shares that are Beneficially Owned by such Stockholder, together with any other shares of Common Stock or other voting capital stock of the Company that such Stockholder acquires Beneficial Ownership of after the date of this Agreement.

(e)           “Existing Shares” means, with respect to a Stockholder, the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule 1 hereto.

(f)           “Permitted Transfer” means a Transfer by a Stockholder to an Affiliate of such Stockholder; provided, that such transferee Affiliate agrees in writing to assume all of such transferring Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement with respect to the Covered Shares that are subject to such Transfer, to the same extent as such transferring Stockholder is bound hereunder; provided, further, that each Stockholder may from time to time Transfer among and between themselves any of the Covered Shares and each such Transfer shall be deemed a Permitted Transfer.

(g)           “Representatives” means the officers, directors, employees, agents and advisors of a Person.

(h)           “Requisite Stockholder Approval” means the vote of the holders of a majority of Company Common Stock entitled to vote thereon in favor of the adoption of the Merger Agreement.

(i)           “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.

(j)           “Voting Period” means the period from and including the date of this Agreement through the earlier of (x) the date on which the Company obtains the Requisite Stockholder Approval and (y) the termination of this Agreement in accordance with its terms.

ARTICLE II

VOTING

Section 2.1     Agreement to Vote.

(a)           Each Stockholder hereby agrees severally and not jointly that during the Voting Period, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, such Stockholder shall, in each case to the extent that the Covered Shares are entitled to vote thereon, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought:

(i)           appear at each such meeting or otherwise cause all of the Covered Shares Beneficially Owned by such Stockholder as of the applicable record date to be counted as present thereat for purposes of calculating a quorum; and

(ii)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Shares over which such Stockholder has voting power as of the applicable record date (w) in favor of the adoption of the Merger Agreement, and (x) in favor of any adjournment of the meeting in order to solicit additional favorable votes (the “Voting Matters”).

(b)           Notwithstanding anything herein to the contrary (i) nothing in this Agreement, including this Section 2.1, shall limit or restrict any affiliate or designee of any Stockholder who serves as a member of the Board of Directors of the Company in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities including, without limitation, taking any action in compliance with Section 5.2 of the Merger Agreement; (ii) each Stockholder shall remain free to vote (or execute consents or proxies with respect to) its Covered Shares with respect to any matter not covered by this Section 2.1 in any manner such Stockholder deems appropriate, so long as such vote (or execution of consents or proxies with respect thereto) does not violate this Agreement; and (iii) this Section 2.1 shall not require any Stockholder to vote or consent (or cause any Affiliate to vote or consent) to adopt the Merger Agreement or in favor of the Merger or any of the other transactions contemplated by the Merger Agreement, to the extent that the Merger Agreement has been amended or modified, or a provision therein has been waived, in any such case, in a manner that (x) reduces the amount, changes the form or imposes any restrictions or additional conditions on the receipt of the consideration to the Stockholders or (y) is otherwise materially adverse to the Stockholders; or (iv) vote or consent (or cause any Affiliate to vote or consent) its Covered Shares to amend the Merger Agreement or take any action that could result in the consequences described in the foregoing clauses (iii)(x) and/or (iii)(y)).

Section 2.2     Irrevocable Proxy.  Each Stockholder hereby irrevocably appoints Parent as its attorney-in-fact and proxy with full power of substitution and re-substitution, to the full extent of such Stockholder’s voting rights with respect to such Stockholder’s Covered Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all such Stockholder’s Covered Shares in accordance with the Voting Matters.  Upon Parent’s reasonable request, each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.  The proxy granted by each Stockholder in this Section 2.2 shall remain valid until the earlier of (i) the time that the Requisite Stockholder Vote has been obtained or (ii) the termination of this Agreement in accordance with Section 5.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1     Representations and Warranties of the Stockholders.  Each Stockholder represents and warrants severally and not jointly to Parent as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action.  Such Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and subject to the provisions of Section 5.11.

(b)           Ownership.  Such Stockholder is, as of the date hereof, the Beneficial Owner of such Stockholder’s Existing Shares, free and clear of any Liens, other than (i) any Liens pursuant to the organizational documents of the Company and this Agreement, and (ii) any transfer restrictions of general applicability as may be provided under the Securities Act, 1933 (as amended) and the “blue sky” laws of the various states of the United States.  .  As of the date of this Agreement, excluding shares of Common Stock Beneficially Owned by such Stockholder’s Affiliates, the Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder.  Such Stockholder is the Beneficial Owner and has and it or its permitted Affiliate transferees will have at all times through the last day of the Voting Period, voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in Article II hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Covered Shares  Beneficially Owned by such Stockholder at all times through the last day of the Voting Period.

(c)           Non-Contravention.  The execution, delivery and performance of this Agreement by such Stockholder do not and will not (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of such Stockholder, (ii)  conflict with, or result in any violation or breach of, any Laws applicable to such Stockholder or by which any of its assets or properties is bound, (iii) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of such Stockholder, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Stockholder to perform its obligations hereunder.

(d)           Consents and Approvals.  The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of any governmental authority.

(e)           No Inconsistent Agreements.  Except for this Agreement such Stockholder has not, as of the date of this Agreement: (i) entered into any voting agreement, voting trust or similar agreement with respect to any of the Covered Shares or (ii) granted any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1).

Section 3.2     Representations and Warranties of Parent.  Parent represents and warrants to each Stockholder as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action.  Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Parent has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery by Parent of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b)           Ownership.  None of Parent, Merger Sub or their respective Affiliates owns, directly or indirectly, beneficially or of record, any shares of Common Stock, and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock.

(c)           Non-Contravention.  The execution, delivery and performance of this Agreement by Parent do not and will not (i)  conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of Parent, (ii)  conflict with, or result in any violation or breach of, any laws applicable to Parent or by which any of its assets or properties is bound, (iii) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of Parent, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent to perform its obligations hereunder.

(d)           Consents and Approvals.  The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Parent to obtain any consent, approval, authorization or permit of any governmental authority.

ARTICLE IV

OTHER COVENANTS

Section 4.1     Prohibition on Transfers.  During the Voting Period, each Stockholder agrees severally and not jointly that it shall not Transfer Beneficial Ownership of any of the Covered Shares or any other interest therein, unless such Transfer is a Permitted Transfer.

Section 4.2     Stock Dividends, etc.  In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.3     No Solicitation.  Each Stockholder hereby agrees severally and not jointly that during the Voting Period, it shall not, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and Representatives (which term does not include any officer, director or agent of the Company) not to, (i) solicit, initiate, knowingly facilitate or knowingly take any action designed to encourage or facilitate any inquiries regarding or the making of any proposal or offer that constitutes, or may reasonably be expected to constitute, a Competing Proposal, (ii) enter into or participate in any discussions with, or furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the property, books or records of the Company or its Subsidiaries to, any Person that, to the knowledge of such Stockholder, is seeking to make, or has made, a Competing Proposal; provided, however, that such Stockholder may participate in discussions or negotiations with any person regarding a Competing Proposal or Superior Proposal if at that time the Company is permitted to engage, and is engaging in discussions or negotiations with such person in accordance with the terms of the Merger Agreement, or (iii) publicly propose to do any of the foregoing.

Section 4.4     No Inconsistent Agreements.  Except for this Agreement, during the Voting Period, each Stockholder hereby agrees severally and not jointly that it shall not: (a) enter into any voting agreement, voting trust or similar agreement with respect to any of the Covered Shares or (b) grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1).

Section 4.5     Certain Claims.  (a) Each of the Stockholders, on behalf of itself and each of its Affiliates (other than the Company), and (b) Parent, on behalf of itself and each of its Affiliates (including Sponsor), hereby acknowledges and agrees that neither it nor any of its respective Affiliates shall have, and covenants that neither it nor any of its respective Affiliates shall assert, any claim against the other, any of the other’s respective successors, or any of the other’s Non-Recourse Parties in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby, other than (i) claims under this Agreement, (ii) claims under any other written agreement entered into by any such Stockholder and/or any of their Affiliates on the one hand, and any of Sponsor, Parent, Merger Sub and/or any of their Affiliates on the other hand, and (iii) after the Closing, the right to receive the Merger Consideration under and as provided in Section 2 of the Merger Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1     Interpretation.  Unless the express context otherwise requires:

(a)           references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 5.1 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(b)           if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

Section 5.2     Termination.  This Agreement and all obligations of the parties hereunder shall automatically terminate without any further action required by any Person, on the earliest to occur of:  (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the making of any material change, by amendment, waiver or other modification to any provision of the Merger Agreement that (x) reduces the amount, changes the form or imposes any restrictions or additional conditions on the receipt of the consideration to the Stockholders or (y) is otherwise materially adverse to the Stockholders; (iv) midnight, New York City Time, on December 31, 2012; (v) if a bona fide proposal for or in respect of at least a majority of the outstanding Common Stock or all or substantially all of the Company’s assets, is being made by a Person publicly or to the Company and the Stockholders in accordance with this Agreement, and the Stockholders determine, in the exercise of their good faith judgment, that the proposal is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and that, if consummated, would result in a transaction more favorable from a financial point of view (including, resulting in a price per share of Common Stock pursuant to such proposal greater than the price per share payable for Common Stock under the Merger Agreement) to all stockholders of the Company than the transactions contemplated by the Merger Agreement, or (vi) any withdrawal or modification of, or any amendment to, the Company Board Recommendation by the Company Board in a manner adverse to Parent; and after such termination, this Agreement shall be of no further force or effect; provided, however, that the provisions of Article V shall survive any termination of this Agreement.

Section 5.3     Governing Law.  This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 5.4     Submission to Jurisdiction; Service.  Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in 5.6 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 5.5     WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

Section 5.6     Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent to:
c/o American Industrial Partners 535 Fifth Avenue, 32nd Floor New York, NY 10017 Attention: Kim Marvin Facsimile: (212) 627-2372 Email: kim@aip4.com
with a copy (which shall not constitute notice or constructive notice) to:
Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 Attention: Daniel S. Evans Facsimile: (617) 235-0028 Email: Daniel.evans@ropesgray.com
If to a Stockholder, to:
c/o IAT Reinsurance Company Ltd. 48 Wall Street New York, NY 10005 Email: Dpirrung@iat-group.com
If to the Company:
Presstek, Inc. 10 Glenville Street Greenwich, CT 06831 Attention: James R. Van Horn Facsimile: (203) 769-8099 Email: jvanhorn@presstek.com with a copy (which shall not constitute notice or constructive notice) to:
McDermott Will & Emery, LLP 28 State Street Boston, MA 02109-1775 Attention: David Cifrino Facsimile: (617) 535-3800 Email: dcifrino@mwe.com
All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 5.7     Amendment.  This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder.

Section 5.8     Extension; Waiver.  At any time before the termination of this Agreement, the parties may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 5.9     Entire Agreement.  This Agreement (including the schedule hereto) and the Merger Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 5.10     No Third-Party Beneficiaries.  The parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of one another, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 5.11     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any party or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 5.12     Rules of Construction.  The parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.13     Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  Except in connection with a Permitted Transfer, no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion.  Any purported assignment without such prior written consents shall be void.

Section 5.14     Specific Performance.  The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.15     No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 5.16     No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, general or limited partners, members, controlling persons, directors, officers, employees, mangers, agents or Affiliates of any party hereto or any former, current or future equity holder, general or limited partner, member, controlling person, director, officer, employee, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 5.17     Fees and Expenses.  All costs and expenses of Parent (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.18     Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.  This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

MAI HOLDINGS, INC.
By:	/s/ Paul Bamatter
Paul Bamatter, Secretary and Treasurer
IAT REINSURANCE COMPANY LTD.
By:	/s/ Peter R. Kellogg
Peter R. Kellogg, President
Acceptance Casualty Insurance Company
By:	/s/ David G. Pirrung
David G. Pirrung, Treasurer
Acceptance Indemnity Insurance Company
By:	/s/ David G. Pirrung
David G. Pirrung, Treasurer
Harco National Insurance Company
By:	/s/ David G. Pirrung
David G. Pirrung, Treasurer

Occidental Fire & Casualty Company of North Carolina
By:	/s/ David G. Pirrung
David G. Pirrung, Treasurer

Wilshire Insurance Company
By:	/s/ David G. Pirrung
David G. Pirrung, Treasurer

Schedule 1

STOCKHOLDER INFORMATION

Name	Shares of Common Stock
IAT Reinsurance Company Ltd.	6,168,208
Acceptance Casualty Insurance Company	200,000
Acceptance Indemnity Insurance Company	500,000
Harco National Insurance Company	1,000,000
Occidental Fire & Casualty Company of North Carolina	250,000
Transguard Insurance Company of America, Inc.	568,847
Wilshire Insurance Company	500,000